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                                    EXHIBIT 3
                BOARD OF DIRECTORS' RESOLUTIONS OF THE REGISTRANT

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                        AUGUST FINANCIAL HOLDING COMPANY
                                  BOARD MEETING
                                     Minutes
                                     5/22/02

Pursuant to a notice duly sent or a waiver thereof, a meeting of the Board of Directors of August Financial holding Company was held on May 22, 2002 at 3:15 p.m. Participating by telephone were Yuan Chang, David Clark, Vivian Huang, Millard Pryor, Martin Roenigk and John Sundman. A quorum having been met, the Chairman, Vivian Huang, presided and called the meeting to order at 3:15 p.m., Boston time. Vivian Huang also served as meeting secretary.

REGULAR BUSINESS
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     1.   Upon motion made and duly seconded, it was VOTED: to approve the minutes of 2/27/02 and 3/19/02 were approved, with Yuan Chang abstained for not having participated in these meetings.

     2. Upon motion made and duly seconded, it was VOTED: to elect Vivian Huang as Chairman of the Board of the Company

     3. Upon motion made and duly seconded, it was VOTED: to elect David Clark, Vivian Huang and Miles Jennings as members of the Executive Committee, with Vivian Huang to serve as Chairman.

     4. Upon motion made and duly seconded, it was VOTED: to elect Yuan Chang, Millard Pryor and John Sundman as members of the Compensation Committee, with John Sundman to serve as Chairman.

     5. Upon motion made and duly seconded, it was VOTED: the appointment of Audit Committee Members-Millard Pryor, David Clark and Miles Jennings, were ratified, with Miles Jennings to serve as chairman. John Sundman stepped down from the committee.

     6. Millard Pryor reported on the meeting he and Miles Jennings held with members of Wolf & Co. on May 8, 2002 and recommended that the firm be retained as independent auditor. Upon motion made and duly seconded, it was VOTED: to retain Wolf & Company as independent auditor.

     7. Upon motion made and duly seconded, it was VOTED: that Thomas W. Huang and Burns & Levinson be appointed as legal counsel of the Company.

NEW BUSINESS
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     1.   After extensive discussions, upon motion made and duly seconded, it was VOTED: to approve the private placement of up to $3 million in the following two series of stock:

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     a.   $1 to 2 million Class A convertible Preferred Stock, 4% non-cumulative dividend
     b. Up to $1 million Class B Non Convertible Preferred Stock, 8% non-cumulative dividend, with warrants attached, for every 100 shares of Series B Preferred to purchase 20 shares of Series A preferred Stock.

Upon motion made and duly seconded, it was
VOTED: to approve, in connection with the private placement, the following:
(1)  The Business Plan and financial projection
(2)  Summary of The Principal Terms of the two Classes of Preferred Stock
(3)  Stock Purchase Agreements for the two Classes of Preferred Stock
(4) Authorization to issue the stock purchased and to reserve common stock shares for conversion
(5)  Authorize the CEO to sign the Purchase Agreement on behalf of the Company

The board members made it clear that the financial projections are only for guidance and for identifying strategic directions. Every new business must be approved by the board with specific information.

     2. Upon motion made and duly seconded, it was VOTED: to approve and ratify the organization of August Financial Advisors, Inc. in Massachusetts as a wholly owned subsidiary of the Company

     3. Upon motion made and duly seconded, it was VOTED: to authorize the CEO to form August Insurance Agencies, Inc. in Massachusetts as a wholly owned subsidiary and to purchase insurance agencies/brokerages.

     4. A discussion was made as to when the Company should apply to SEC to Re-registration the Company, given the pressure of the priority of many other businesses that will start to bring in income. All feel that this should be done as soon as possible and in any event, before the end of this year. Vivian Huang will look into this issue further.

HOUSE KEEPING MATTERS
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     1.   Upon motion made and duly seconded it was VOTED: to approve the transfer of the balance of the fund to Boston and to close the accounts in Connecticut.

     2.   Upon motion made and duly seconded, it was.

          VOTED: to approve the check signing authority as follows: All checks must be signed by two of the following three officers: CEO, Controller and VP/Development. Any check over $500.00, the CEO must be one of the two signers.

     3. Upon motion made and duly seconded, it was VOTED: to increase the authority of the CEO to spend up to $10,000.00 on behalf of the Company without prior approval of the Board.

     4. Upon motion made and duly seconded, it was VOTED: to approve the future board meeting dates as follows: By

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          telephone every other month: On the third Tuesday at 3:00 p.m. Boston time, in the month of July, September and November, 2002 and January and March, 2003. In person on the same date as the annual meeting. Email meeting as needed.

     5. Upon motion made and duly seconded, it was VOTED: to delegate the issue of the board-meeting fees to the Compensation Committee. The Compensation Committee will report to the board in the next board meeting and the fee will apply retroactively to this meeting.

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